Exhibit 99.1
NEWS RELEASE
Compass Bancshares, Inc.
P.O. Box 10566
Birmingham, Alabama 35296

For Immediate Release
February 16, 2007
For Further Information:	Ed Bilek, Investor Relations	205/297-3331
Web Site: www.compassbank.com
COMPASS BANCSHARES TO BE ACQUIRED BY
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
$9.6 Billion Transaction Provides Compelling Value for Compass Shareholders
Combination Creates a Full-Service and Commercial Banking Leader in Texas and a Southwestern Powerhouse Well-Positioned for Continued Success Across the High-Growth Sunbelt
     Compass Bancshares, Inc. (NASDAQ: CBSS) today announced the signing of a definitive agreement under which Banco Bilbao Vizcaya Argentaria, S.A. (NYSE: BBV Madrid: BBVA) (“BBVA”) will acquire Compass for a combination of cash and stock. Compass stockholders can elect to receive either 2.8 BBVA American Depository Shares (“ADSs”) or $71.82 in cash per Compass common share, subject to proration. The receipt of BBVA ADSs in the transaction, which will comprise just over half the consideration, will be tax free to Compass stockholders. Based on BBVA’s closing stock price on Thursday, February 15, 2007, the transaction has an aggregate value of approximately $9.6 billion. This represents a premium of 16.25 percent over the closing price of Compass’ common stock on Wednesday, February 14, 2007.
     BBVA, which operates in 35 countries, is based in Spain and has substantial banking interests in the Americas. The transaction will facilitate BBVA’s continued growth in Texas and will create the largest regional bank across the Sunbelt. Upon completion of the transaction, Compass will rank among the top 25 banks in the United States with approximately $47 billion in total assets, $32 billion in total loans and $33 billion in total deposits. In addition, the combined company will rank fourth in deposit market share in Texas with $19.6 billion in total deposits and 326 full-service banking offices.
     Compass is a $34 billion Southwestern financial holding company that operates 415 full-service banking centers in Alabama, Arizona, Colorado, Florida, New Mexico and Texas. Compass provides a broad array of products and services through three primary lines of business — Corporate Banking, Retail Banking and Wealth Management. Compass is among the top 30 U.S. bank holding companies by asset size and ranks among the top earners of its size based on return on equity.

Compass and BBVA — A Southwestern Powerhouse

“This transaction compares extremely well to comparable transactions and provides outstanding value for our shareholders. Moreover, the transaction allows them to participate in the upside potential of this compelling combination,” said D. Paul Jones, Jr., Compass’ chairman and chief executive officer. “We expect significant benefits for our customers and clients and look forward to working with BBVA to facilitate the continued growth of Compass, particularly in the Southwestern United States. We are also pleased that our employees will enjoy new opportunities as part of a larger, global financial services company.”
     “The performance of Compass over the last several years and the meaningful value we have created for our shareholders demonstrate the success of our strategy. As part of BBVA, we will have the benefits of greater scale, scope and financial resources to continue building on this success,” stated Jones.
     “Under the leadership of Paul Jones and his experienced senior management team, Compass has built a strong and highly profitable franchise that is well-positioned for continued growth. We are pleased to have Paul and his management team bringing their talents to bear on the management of our combined U.S. franchise,” said Francisco Gonzalez, chairman and chief executive officer of BBVA. “With one of the most respected bank management teams in the U.S. and as a highly complementary addition to BBVA’s rapidly growing presence in the Americas, we expect that Compass will be a strong contributor to the long-term growth and success of BBVA. We are confident that by combining Compass with our banking operations in Texas, we can leverage resources of BBVA to provide greater value for the shareholders of both companies.”
     Under the terms of the definitive agreement, which has been approved by the board of directors of Compass and the relevant bodies of BBVA, Compass will become a wholly-owned subsidiary of BBVA. After closing, BBVA intends to merge its U.S. based banking affiliates — including the former operations of Texas Regional Bancshares, State National Bancshares and Laredo National Bancshares — with Compass.
     The aggregate consideration is composed of a fixed number of approximately 196 million shares of BBVA common stock and approximately $4.6 billion in cash. The merger is subject to customary closing conditions, including necessary bank regulatory approvals in the U.S. and Spain and the approval of the stockholders of both Compass and BBVA. The transaction is expected to close in the second half of 2007.
     Sandler O’Neill + Partners, L.P. acted as financial adviser to Compass and Balch & Bingham LLP and Wachtell, Lipton, Rosen & Katz acted as its legal advisers. Morgan Stanley acted as financial adviser to BBVA and Cleary Gottlieb Steen & Hamilton LLP acted as its legal adviser.

Compass and BBVA — A Southwestern Powerhouse

Transaction Multiples
Conference Call Information
     Compass will hold a conference call at 11:00 am Central Time today regarding the transaction. For telephone access, dial 1-888-543-2107 in North America and 1-706-634-7214 for International participants. Telephone participants are requested to dial in 10 minutes prior to the start of the call to allow time for all participants to log in. Internet access to the call and to the supporting slide presentation will be available through Compass’ web site at www.compassbank.com. Click on the link labeled “Compass Bancshares Conference Call” to access the webcast and slide presentation
     A replay of the conference call will be available through Compass’ web site and by telephone at 1-800-642-1687 in North America and 1-706-645-9291 for International (conference ID 9521540) until midnight on February 23, 2007.
About Compass
     Compass Bancshares, Inc. is a $34.2 billion Southwestern financial holding company which operates 415 full-service banking offices including 162 in Texas, 89 in Alabama, 74 in Arizona, 44 in Florida, 33 in Colorado and 10 in New Mexico. Compass is among the top 30 U.S. bank holding companies by asset size and ranks among the top earners of its size based on return on equity. Shares of Compass’ common stock are traded through the NASDAQ Global Select MarketSM exchange under the symbol CBSS. Additional information about Compass, a member of the S&P 500 Index and Dow Jones Select Dividend Index, can be found at www.compassbank.com.

Compass and BBVA — A Southwestern Powerhouse

About Banco Bilbao Vizcaya Argentaria, S.A.
     Banco Bilbao Vizcaya Argentaria, S.A. is a financial group with more than $520 billion in total assets, 35 million clients, 7,500 branches and approximately 100,000 employees in 35 countries. The BBVA Group maintains a leadership position in Spain, Mexico, Latin America and has started a growth and diversification strategy in the U.S. and Asia.
Cautionary Statement Regarding Forward-Looking Information
     Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Compass cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Compass and BBVA, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.
     The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Compass stockholders or BBVA shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Compass’ and BBVA’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov. Compass disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.
Additional Information About This Transaction
     In connection with the proposed transaction, BBVA will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-4 that will include a proxy statement of Compass that also constitutes a prospectus of BBVA. Compass will mail the proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Compass and BBVA with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Compass’ website at www.compassbank.com under the tab “Investor Relations” and then under the heading “SEC Filings”.
Participants in this Transaction
     Compass, BBVA and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Compass’ executive officers and directors in Compass’ definitive proxy statement filed with the SEC on March 17, 2006. You can find information about BBVA’s executive officers and directors in BBVA’s Form 20-F filed with the SEC on July 7, 2006. You can obtain free copies of these documents from Compass or BBVA using the contact information above.